EXHIBIT 99.1
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                     [LOGO - METROMEDIA INTERNATIONAL GROUP]


FOR IMMEDIATE RELEASE

                         METROMEDIA INTERNATIONAL GROUP
                ANNOUNCES EXCHANGE OF CERTAIN BUSINESS ASSETS FOR
     $58.6 MILLION OF ITS 10 1/2 % SENIOR DISCOUNT NOTES AND $5 MILLION CASH

    ANNOUNCES RESIGNATION OF CARL C. BRAZELL AS MEMBER OF BOARD OF DIRECTORS


NEW YORK, APRIL 24, 2003 -- Metromedia International Group, Inc. (the "Company") (OTCBB:MTRM), the owner of interests in various communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced that it completed an exchange with Adamant Advisory Services, a British Virgin Islands company ("Adamant"), of its ownership interest in certain of its business units in Russia for approximately $58.6 million, face value, of the Company's 10 1/2 % Senior Discount Notes (the "Senior Notes") held by Adamant. In this transaction, the Company conveyed to Adamant its ownership interests in Comstar (a Moscow based fixed-line telephony operator), Kosmos TV (a Moscow based cable television operator), and the Company's Russian radio assets. In addition to conveying the Senior Notes to the Company, Adamant paid US$5 million in cash and also released the Company of its $3.1 million obligation to pay interest accrued on the Senior Notes being exchanged.

In making this announcement, Mark Hauf, Chairman, President and Chief Executive Officer of the Company, commented, "Completion of this transaction is an important step in our management of the liquidity pressures that the Company currently faces. By eliminating a substantial portion of the Company's outstanding debt, we have significantly improved our ability to address and resolve the Company's remaining liquidity issues. Our goal continues to be centered upon ensuring that the Company is able to meet its financial obligations when they become due." With the conclusion of this transaction, approximately $152 million principal amount of the Company's Senior Notes remain outstanding.

Andrei Volgin of Adamant Advisory Services commented: "We believe that this transaction will help to further enhance the already strong market position of these businesses."

Mr. Hauf further commented: "We continue active engagement with our key financial stakeholders on debt restructuring measures in an effort to resolve our liquidity issues in a fashion that best preserves value for all interested parties".

The Company also announced the resignation of Carl C. Brazell Jr. as a member of the Company's Board of Directors. The Company has not announced a replacement.


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ABOUT METROMEDIA INTERNATIONAL GROUP
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Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. In particular, this includes uncertainties in the Company's ability to successfully restructure its remaining Senior Notes, raise sufficient additional cash through asset sales or cash repatriations from its ventures to meet its remaining obligations and to continue as a going concern. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.



Please visit our website at WWW.METROMEDIA-GROUP.COM.

CONTACTS:

METROMEDIA INTERNATIONAL GROUP, INC.

Ernie Pyle
Senior Vice President Finance,
Chief Financial Officer and Treasurer

(212) 527-3800

ADAMANT ADVISORY SERVICES:

Andrei Volgin
Chief Executive Officer
Adamant Media

7-095-120-3120